UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 22, 2012 (February 16, 2012)
Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)
Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (303) 384-1400
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 16, 2012, Good Times Restaurants Inc. ("we," "us," "our," "Good Times" or the "Company") received a letter (the "Staff Letter") from the Listing Qualifications Staff of the Nasdaq Stock Market ("Nasdaq"), notifying the Company that it no longer satisfies Nasdaq Listing Rule 5550(b)(1) (the "Rule"), which requires the Company to maintain minimum stockholders' equity of $2,500,000 for continued listing on the Nasdaq Capital Market, if it does not otherwise  have a market value of listed securities of $35,000,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.  Based on the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, the Company's stockholders' equity does not satisfy the Rule.  The Staff Letter also noted that, as of February 15, 2012, the Company does not meet the other alternatives of market value of listed securities or net income from continuing operations.

Under the Nasdaq Listing Rules, the Company has 45 calendar days, or until April 2, 2012, to submit a plan to regain compliance with the Rule.  If Nasdaq accepts the Company's plan, it may grant an extension of up to 180 calendar days from the date of the Staff Letter to evidence compliance.  If Nasdaq rejects the Company's plan, the Company may appeal that decision to a Nasdaq Hearings Panel.

The Company is in the process of developing a plan to regain compliance with the Rule and intends to submit a compliance plan no later than April 2, 2012.  There can be no assurance that the Company will be able to regain compliance with the Rule and thereby to maintain the listing of its common stock on the Nasdaq Capital Market. Our shares trade on The Nasdaq Capital Market under the symbol "GTIM."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: February 22, 2012	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer

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